UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2012 (January 11, 2012)

BioDrain Medical, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

333-155299	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120
(Address of Principal Executive Offices and Zip Code)

(651) 389-4800              (651) 389-4800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)          Appointment of Officer or Director

Effective January 6, 2012, Jeffrey Galitz, M.D., was elected to the Board of Directors of BioDrain Medical, Inc.  Dr. Galitz is a nationally renowned Board Certified Foot and Ankle surgeon based in South Florida.  Dr Galitz has the unique distinction of being both a licensed Physician and Podiatrist.  Dr. Galitz is the founding partner and Chairman of the Wound Technology Network.  WTN is the most award winning wound management company in the country and the nation’s leader in Telehealth Services covering over 9 million lives nationally.  In addition to WTN, Dr Galitz is the founder and President of Podicare, Inc. one of the largest podiatric physician networks with over 125 locations which has been providing services to managed care companies for close to 20 years.  Dr Galitz is also cofounder of PodiCare Purchasing Co-op, an online medical supply company. He has served as Director of the Podiatric surgical residency as Memorial hospital in Hollywood in addition to serving on the hospital’s Medical Executive committee. Dr. Galitz has served on the Healthcare Industry Liaison committee for the American College of Foot and Ankle Surgeon.  In addition he has been a Medical Advisor to many of the largest pharmaceutical companies and has lectured on a national scale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2012

BIODRAIN MEDICAL, INC.

By:	/s/ Kevin R. Davidson
Kevin R. Davidson
Chief Executive Officer,